Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
AbitibiBowater Incorporated:
We consent to the incorporation by reference in the following registration statements of AbitibiBowater Incorporated of our report dated March 1, 2007, with respect to the consolidated balance sheet of AbitibiBowater Incorporated and subsidiaries (formerly Bowater Incorporated) as of December 31, 2006, and the related consolidated statements of operations, capital accounts, and cash flows for each of the years in the two-year period ended December 31, 2006, which report appears in the December 31, 2007 annual report on Form 10-K of AbitibiBowater Incorporated:

Filing Date or
Last Amendment
No. 333-146979	AbitibiBowater Inc. common stock offered in exchange for exchangeable shares of AbitibiBowater Canada Inc.	10/29/2007

No. 333-146982	AbitibiBowater Inc.’s stock option plans for Abitibi-Consolidated Inc. and Bowater Incorporated, Bowater Incorporated Deferred Compensation for Outside Directors and BI’s Savings Plan and Abitibi-Consolidated Inc.’s Employee Share Ownership Plans	10/29/2007

No. 333-149548	AbitibiBowater Inc. shelf registration of common stock, preferred stock, warrants and debt securities	3/5/2008
Our report with respect to the consolidated financial statements refers to the Company’s change in its method of quantifying errors in 2006, the change in its method of accounting for share-based payment in 2006, the change in its method of accounting for pensions and other postretirement benefit plans in 2006, and the change in its method of accounting for conditional asset retirement obligations in 2005.
/s/ KPMG LLP
KPMG LLP
Greenville, South Carolina
March 17, 2008